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                                                                    Exhibit 23.7

June 10, 2004


To the Board of Directors of Verilink Corporation:

We hereby consent to the reference to Raymond James & Associates, Inc. in the Joint Proxy Statement/Prospectus of Verilink Corporation ("Verilink") and Larscom Incorporated, dated June 10, 2004, under the caption the Merger (the "Transaction") in the context of our rendering of an opinion (the "Opinion") to the Board of Directors of Verilink regarding the fairness, from a financial point-of-view, of the consideration negotiated in the Transaction.

Our Opinion is intended for the information and assistance of the Board of Directors of Verilink in connection with its consideration of the Transaction. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement on Form S-4, of which the Joint Proxy Statement/Prospectus is a part, within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Sincerely,

/s/ RAYMOND JAMES & ASSOCIATES, INC.
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Raymond James & Associates, Inc.